                             AMENDED AND RESTATED

                          REVOLVING CREDIT AGREEMENT


                                    Between


                             GENERAL SCANNING INC.

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON

                         Dated as of December 28, 1995



                               -----------------

                               TABLE OF CONTENTS


 Section   Title                                                        Page
 -------   -----                                                        ----

                            SECTION I - DEFINITIONS

 1         Definitions...................................................1

                       SECTION II - DESCRIPTION OF CREDIT

 2.1       Loans.........................................................6
 2.2       Notice and Method of Borrowing................................6
 2.3       The Note......................................................7
 2.4       Interest Rates and Payments of Interest.......................7
 2.5       Payment of Principal..........................................8
 2.6       Commitment Fee................................................8
 2.7       Prepayment....................................................8
 2.8       Reduction of Revolving Line of Credit.........................8
 2.9       Holiday Payments..............................................8
 2.10      Method of Payment.............................................8
 2.11      Capital Adequacy..............................................8
 2.12      Changed Circumstances.........................................9

                      SECTION III - CONDITIONS OF LENDING

 3.1       Conditions Precedent to Initial Borrowing.....................11
 3.2       Conditions Precedent to all Loans.............................12

                  SECTION IV - REPRESENTATIONS AND WARRANTIES

 4.1       Existence and Rights..........................................13
 4.2       Subsidiaries..................................................13
 4.3       Loan Documents Authorized.....................................13
 4.4       No Conflict...................................................13
 4.5       Litigation....................................................14
 4.6       Financial Condition; Material Adverse Change..................14
 4.7       Title to Assets...............................................14
 4.8       Tax and Renegotiation Status..................................14
 4.9       Trademarks and Patents........................................14
 4.10      ERISA.........................................................15
 4.11      Compliance with Law...........................................15
 4.12      Other Regulations.............................................15
 4.13      Use of Proceeds...............................................15
 4.14      Investment Company Act........................................15

                                EXHIBIT 1.1(a)

                             GENERAL SCANNING INC.

                                PROMISSORY NOTE


                                                         As of December 28, 1995
$10,000,000.00                                           Boston, Massachusetts


     For value received, the undersigned hereby promises to pay to The First National Bank of Boston (the "Bank"), or order, at the head office of the Bank
                              ----
at 100 Federal Street, Boston, Massachusetts 02110, the principal amount of Ten Million and no/100 Dollars ($10,000,000) (or such lesser amount as shall be outstanding and unpaid) on the Termination Date, as defined in the Agreement referred to below, in lawful money of the United States and in immediately available funds, and to pay interest on the unpaid principal amount hereof, at said office, in like money and funds, for the period commencing on the date hereof until paid in full, at a rates per annum and on the dates provided in the Agreement.

     Terms not otherwise defined herein shall be used as defined in the Agreement.

     Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest, compounded monthly and payable on demand in immediately available funds, at a rate per annum equal to four percent (4%) above the Base Rate.

     This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Amended and Restated Revolving Credit Agreement dated as of December 28, 1995 by and between the undersigned and the Bank (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any
           ---------
provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided. This Note is issued in replacement of all promissory notes issued pursuant to the Revolving Credit and Term Loan Agreement dated as of January 3, 1989, as amended.

     In case an Event of Default (as defined in the Agreement) shall occur, the aggregate unpaid principal of plus accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

     The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

     The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).


                                  GENERAL SCANNING INC.


                                  By:  _____________________________________
                                  Title:  __________________________________

                                EXHIBIT 1.1(b)

                                    LEASES

Location                               Lease Term                   Square Feet
- --------------------------------------------------------------------------------
Somerville, MA                      6/ 1/93 - 12/31/97                39,000

Arlington, MA                       8/ 1/94 - 12/31/97                30,230

Bedford, MA                        11/ 1/95 -  1/31/06                50,810

Santa Clara, CA                        4/95 -     3/98                 1,800

Nakameguro, Tokyo, Japan            5/24/95 -  4/23/97                 3,126

Ebisu, Tokyo, Japan                 6/ 1/95 -  5/31/97                 3,126

Osaka, Japan                                                           2,025

Martinsfried, Germany              11/ 1/94 - 10/31/04                 6,687

Hong Kong                                                              1,500

                                EXHIBIT 1.1(c)

                                 REAL PROPERTY



Land and building located at:

                           500 Arsenal Street
                           Watertown, MA  02172

                                  EXHIBIT 2.2

                          FORM OF NOTICE OF BORROWING

                             GENERAL SCANNING INC.



The First National Bank of Boston
100 Federal Street
Boston, MA 02110

     RE: Amended and Restated Revolving Credit Agreement dated as of December 28, 1995

Ladies and Gentlemen:

     Pursuant to Section 2.2(i) of the Amended and Restated Revolving Credit Agreement dated as of December 28, 1995, between General Scanning Inc. and The First National Bank of Boston (the "Agreement"), the undersigned hereby confirms
                                    ---------
its request made on ______________________, 19__ for a [Base Rate][Libor] Loan as defined in the Agreement in the amount of $__________________________ to be made on ___________.

     [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months days.]*

     The representations and warranties contained or referred to in Section IV of the Agreement are true and accurate as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no default or Event of Default has occurred and is continuing or will result from the aforesaid Loan.


                                  GENERAL SCANNING INC.


                                  By:  ___________________________________
                                  Its:  __________________________________
                                  Date:  _________________________________

__________________________
*     To be inserted in any request for a Eurodollar Loan.

                                EXHIBIT 3.1(ii)

                             GENERAL SCANNING INC.

                   CERTIFICATE AS TO CORPORATE ORGANIZATION,
                        INCUMBENCY AND REPRESENTATIONS
                   -----------------------------------------


     The undersigned certifies that he is the Vice President, Chief Financial Officer and Assistant Clerk of GENERAL SCANNING INC. (the "Company"), a
                                                           -------
Massachusetts corporation, and that, as such, he is authorized to execute this Certificate on behalf of the Company, and further certifies that:

     (a) Attached hereto as Exhibit A is a true and complete copy of the Restated Articles of Organization of the Company, certified by the Secretary of The Commonwealth of Massachusetts.

     (b) Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company; such By-laws are in full force and effect and no proceeding is pending or contemplated for their revision or modification.

     (c) Attached hereto as Exhibit C is a true and complete copy of the Votes of the Board of Directors of the Company authorizing the Loans and the execution, delivery and performance of the Amended and Restated Revolving Credit Agreement dated as of December 28, 1995 (the "Agreement") by and between the Company and The First National Bank of
          ----------
          Boston, and the Note and other Loan Documents to be issued thereunder; such resolutions have not been revoked, revised or amended (nor is any action pending or contemplated for their revocation, revision or amendment) and are in full force and effect.

     (d) No corporate document relating to the Company has been filed with the Secretary of The Commonwealth of Massachusetts since August 10, 1995, the date of filing of the Restated Articles of Organization.

     (e) No proceeding for the amendment of the Restated Articles of Organization of the Company or for the merger, consolidation, sale of assets and business, liquidation or dissolution of the Company has been taken, and no such proceeding is pending.

     (f) The following persons now are and at all relevant times have been the duly elected, qualified and acting officers of the Company as specified below, duly authorized to execute and deliver, on behalf of the Company, the Agreement and the Note and other Loan Documents issued thereunder, and duly authorized to request loans and take other action thereunder on behalf of the Company; and the signature of each such person appearing opposite such person's name below is such person's true signature:

            Name                    Title                      Signature
            ----                    -----                      ---------

         Charles D. Winston      President and
                                 Chief Executive Officer

         Pierre J. Brosens       Vice Chairman, Clerk
                                 and Treasurer

         Victor H. Wooley        Vice President and
                                 Chief Financial Officer

         Martin P Rosen          Controller


     (g) The representations and warranties contained in Section IV of the Agreement are true and accurate in all material respects on and as of the date hereof as though made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default (as defined in the Agreement) has occurred and is continuing.

     WITNESS the corporate seal of the Company and the signature of the undersigned this ___ day of December, 1995.


                                  GENERAL SCANNING INC.


                                  By:  __________________________________
                                  Title:  Vice President, Chief Financial
                                          Officer and Assistant Clerk

[CORPORATE SEAL APPEARS HERE]


     The undersigned does certify that he is the Controller of GENERAL SCANNING INC. and does further certify that Victor H. Wooley is, and has at all times since August 11, 1995 been, the duly elected or appointed, qualified and acting Vice President and Chief Financial Officer of GENERAL SCANNING INC. and that the signature set forth above is his genuine signature.

     WITNESS the signature of the undersigned this ___ day of December, 1995.


                                    _____________________________________
                                     Martin P. Rosen, Controller

                                EXHIBIT 3.1(vi)

                             GENERAL SCANNING INC.

                   FORM OF OPINION OF COUNSEL TO THE COMPANY


                                               December 28, 1995


The First National Bank of Boston
100 Federal Street
Boston, MA 02110

     RE: Amended and Restated Revolving Credit Agreement dated as of December 28, 1995 by and between The First National Bank of Boston and General Scanning Inc.
          -------------

Gentlemen:

     We have acted as counsel to the Company in connection with the preparation, execution and delivery of the Amended and Restated Revolving Credit Agreement, dated as of December 28, 1995 (the "Agreement") between The First National Bank
                                    ---------
of Boston (the "Bank") and the General Scanning Inc. (the "Company") pursuant to
                ----                                       -------
which the Company has executed and delivered to the Bank its Note in the principal amount of $10,000,000. All terms defined in the Agreement shall have the same meanings herein.

     We have examined executed counterparts of the Agreement, the Loan Note and the other Loan Documents and originals, or copies, the authenticity of which has been established to our satisfaction of such other documents, corporate records, agreements and instruments and certificates of public officials and officers of the Company as we have deemed necessary as the basis for the opinions herein expressed. As to the questions of fact material to such opinions, we have when relevant facts were not independently established, relied upon certifications by officers of the Company.

     Based on the foregoing and having regard for legal considerations as we have deemed relevant, it is our opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, has all requisite corporate power to own its property and conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation and duly authorized to do business in each jurisdiction wherein the nature of its properties or business requires such qualifications, except where the failure to be so qualified would not have a material adverse effect on its business, financial condition, assets or properties taken as a whole.

     2. The execution and delivery of the Agreement, the Note and the other Loan Documents and performance by the Company of its obligations thereunder and of the transactions contemplated thereby are within the corporate power and authority of the Company, and have been authorized by proper corporate proceedings and do not contravene any provision of law of the United States or its political subdivisions or the Articles of Organization or By-Laws of the Company, or, to the best of our knowledge, contravene any provision of, or constitute an event of default or event which, with the lapse of time or the giving of notice, or both, would constitute an event of default under, any other agreement, instrument or undertaking binding on the Company.

     3. The Agreement, the Note and the other Loan Documents have each been duly executed and delivered and all of the terms and provisions thereof are duly executed and delivered and all of the terms and provisions thereof will be, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     4. The execution, delivery and performance of the Agreement and the other Loan Documents and the transactions contemplated thereby do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

     5.   Except as set forth on Exhibit 4.5 to the Agreement, there is no
                                 -----------
litigation, proceeding or investigation pending, or, to the best of our knowledge after due inquiry, threatened, against the Company or any Subsidiary which, if adversely determined, would result in a material judgment not substantially covered by insurance or would otherwise have a material adverse effect on the assets, business or prospects of the Company or any Subsidiary.

     6. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power to own its property and conduct its businesses as now conducted and is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or businesses requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its business, financial condition, assets or properties taken as a whole.

     7. As of the date of the Agreement, all the Subsidiaries of the Company are listed on Exhibit 4.2 thereto. The Company is the record holder of all of the issued and outstanding stock of each of its Subsidiaries. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     8. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended.

                                    Very truly yours,

                                  EXHIBIT 4.2

                                 SUBSIDIARIES

      Name                                      Percent Owned
      ----                                      --------------

1.    General Scanning GmbH                          100%

2.    General Scanning Export Corporation
      (a "Foreign Sales Corporation")                100%

3.    General Scanning France                        100%

4.    General Scanning Japan                         100%

5.    General Scanning Asia Pacific Ltd.             100%

                                  EXHIBIT 4.5

                                  LITIGATION


                                     None


                                  EXHIBIT 4.7


                                PERMITTED LIENS


Secured Party               Lien Filed        Amount            Asset
- ----------------------------------------------------------------------------
General Electric                                               Pick and
Credit Corporation             1993          $500,000          Place Machine

Data Comm Associates,                                          Computer
Inc.                           1994          $100,000          Equipment

                                  EXHIBIT 4.9


                        PATENT, TRADEMARK INFRINGEMENTS


                                     None

                               EXHIBIT 5.8(iii)


                             GENERAL SCANNING INC.

                   FORM OF REPORT OF CHIEF FINANCIAL OFFICER

     This Report is furnished pursuant to Section 5.8(iii) of the Amended and Restated Revolving Credit Agreement dated as of December 28, 1995, as amended from time to time (the "Agreement") by and between General Scanning Inc. (the
                        ---------
"Company") and The First National Bank of Boston. Unless otherwise defined
 -------
herein, the terms used in this Report have the meanings given to them in the Agreement.

     The Company hereby certifies that:

     As required by Section 5.8(i) and (ii) of the Agreement, consolidated financial statements of the Company and its Subsidiaries for the year/quarter ended __________________, 19__ (the "Financial Statements") prepared in
                                     --------------------
accordance with generally accepted accounting principles consistently applied accompany this Report. The Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments).

     The figures set forth in Schedule A for determining compliance by the Company with the financial covenants contained in the Agreement are true and complete as of the date hereof.

     The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred.*

     WITNESS my hand this ____ day of ____________________, 19__.

                                  GENERAL SCANNING INC.


                                  By:  ___________________________________
                                  Title:  ________________________________

- ------------------

* If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto.

                                                          SCHEDULE A
                                                              to
                                                       EXHIBIT 5.8(iii)
                                                       -------------------

                              FINANCIAL COVENANTS
                              -------------------

Consolidated Tangible Net Worth (Section 5.4)
- ---------------------------------------------

REQUIRED:

     (i)     Beginning balance                         $______________

     (ii)    Plus: 75% of consolidated net
             income of $_____________ for fiscal
             [year] [quarter] ended __________         $______________

     (iii)   Plus: 100% of net cash proceeds
             from sale of equity securities
             after ____________________                $______________

     (iv)    Required Amount:                          $______________

ACTUAL:

     (i)     Consolidated assets of the
             Company and its Subsidiaries              $______________

     (ii)    Less:  excluded items1 (if any)          ($______________)

     (iii)   Less: Consolidated Total
             Liabilities of the Company
             and its Subsidiaries                     ($______________)

     (iv)    Total:                                    $______________

- -------------------------

1 Excluded items are: (a) goodwill of $__________, (b) book value, net of any reserves, of intangible assets, including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses, of $___________ (c) reserves not deducted from assets of $_________, (d) write-up in the book value of assets of $___________ and (e) value of minority interests in Subsidiaries of $____________.

EBIAT (Section 5.5)
- -------------------

REQUIRED:                                                  3.00 : 1.00
                                                         ===============

ACTUAL:

    (i)        Consolidated earnings from operations      $______________

    (ii)       Plus: Interest expense                     $______________

    (iii)      Less: extraordinary income                ($______________)

    (iv)       Less: taxes paid                          ($______________)

    (v)        Less: capital expenditures                ($______________)

    (vi)       Plus: depreciation/ amortization           $______________

    (vi)       Subtotal                                   $______________

    (vi)       Interest expense                           $______________

    (vii)      Current maturities of long term debt       $______________

    (viii)     Subtotal                                   $______________

    (ix)       EBIAT:  line (vi) divided by line (viii)         :  1.00
                                                          ======   ====

Ratio of Consolidated Total Liabilities to Consolidated
Tangible Net Worth (Section 5.6)
- -------------------------------------------------

REQUIRED:                                                 1.00  :  1.00
                                                          ======   ====

ACTUAL:

    (i)        Consolidated Total Liabilities             $______________
               (excluding deferred taxes)

    (ii)       Consolidated Tangible Net Worth            $______________

    (iii)      Line (iii) divided by line (iv)                  :  1.00
                                                          ======   ====




                                      (3)

Quick Ratio (Section 5.7)
- -------------------------

REQUIRED:                                                    115%
                                                          ==========

ACTUAL:

    (i)        Consolidated Quick Assets                  $______________

    (ii)       Consolidated Current Liabilities           $______________

    (iii)      Line (i) divided by line (ii)                   %
                                                          ==========




    WITNESS my hand this _______ day of ______________, 19__.


                              GENERAL SCANNING INC.


                              By: ________________________
                              Title:





                                      (4)

                                  EXHIBIT 6.2


                                 INDEBTEDNESS

                                                                  Amount Outstanding.
                                                                  on Closing Date
                                                                  -------------------
1.  The First National Bank of Boston revolving line of credit
    secured by real estate                                             $  0
                                                                        ---

2.  The First National Bank of Boston
     unsecured line of credit                                          $  0
                                                                        ---

                             GENERAL SCANNING INC.

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


     THIS AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT is entered into as of the 28th day of December, 1995 by and among GENERAL SCANNING INC., a Massachusetts corporation (the "Company") with its principal executive office at
                                -------
500 Arsenal Street, Watertown, Massachusetts, and THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank").
                                          ----

     WHEREAS, the Company and the Bank have entered into that certain Revolving Credit and Term Loan Agreement dated as of January 3, 1989, as the same has been amended; and

     WHEREAS, the Company and the Bank wish to further amend such Revolving Credit and Term Loan Agreement and restate the terms and conditions of the credit facilities extended thereunder as set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Bank agree as follows:


                                   SECTION 1
                                   ---------

                                  DEFINITIONS
                                  -----------

     All accounting terms used in this Agreement shall have the meanings given to them under generally accepted accounting principles consistent with those principles applied in the preparation of the audited financial statements referred to in Section 4.6, modified to the extent, but only to the extent, that such meanings are specifically modified herein. All capitalized terms used in this Agreement or in the Note or in any certificate, report, or other document made or delivered pursuant to this Agreement shall have the following meanings:

     Adjusted Libor Rate.  Applicable to any Interest Period, shall mean a rate
     -------------------
per annum determined pursuant to the following formula:

                    ALR = [   IOR     ]*
                           ----------
                          [ 1.00 - RP ]

                    ALR = Adjusted Libor Rate
                    IOR = London Interbank Offered Rate
                    RP   = Reserve Percentage

         * The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1.

Where:

             "London Interbank Offered Rate" applicable to any Libor Loan
              -----------------------------
             for any Interest Period means the rate of interest determined by the Bank to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Bank by first-class banks in the London interbank eurodollar market in which it regularly participates on or about 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Libor Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

             "Reserve Percentage" applicable to any Interest Period means
              ------------------
             the rate (expressed as a decimal) applicable to the Bank during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Bank with respect to "eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Libor Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

     Affiliate.  With respect to any Person, any other Person which, directly or
     ---------
indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of any Person shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or
(ii) direct the management and policies of such Person, whether by contract or otherwise.

     Agreement.  This Amended and Restated Revolving Credit Agreement as the
     ---------
same may from time to time be amended or supplemented.

     Base Rate.  The greater of (i) the rate announced from time to time by the
     ---------
head office of the Bank as its Base Rate or (ii) the Federal Funds Effective Rate plus 1/2 of 1% (rounded upwards, if necessary, to the next 1/8 of 1%).

     Base Rate Loan.  A Loan bearing interest at the Base Rate.
     --------------

     Business Day.  Any day on which the Bank is open for ordinary commercial
     ------------
banking business, and with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day that is such a Business Day and that is also a day for trading between banks in U.S. Dollar deposits in the London interbank Eurodollar market.

     Code.  The Internal Revenue Code of 1986, as amended from time to time.
     ----

     Commitment Amount.  Ten Million Dollars ($10,000,000.00) in the aggregate,
     -----------------
or such lesser amount resulting from a reduction thereof in accordance with
Section 2.8 of this Agreement.

     Company.  See Preamble.
     -------

     Consolidated Quick Assets.  Consolidated cash, accounts receivable and
     -------------------------
investments with maturities of less than one year of the Company and its Subsidiaries.

     Consolidated Tangible Net Worth.  Consolidated total assets of the Company
     -------------------------------
and its Subsidiaries minus (i) the sum of any amounts attributable to (a) goodwill, (b) other intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses, (c) all reserves not already deducted from assets, (d) any write-up in book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements of the Company referred to in
Section 4.6 of this Agreement and (e) the value of any minority interests in Subsidiaries and (ii) Consolidated Total Liabilities of the Company and its Subsidiaries.

     Consolidated Total Liabilities.  All obligations of the Company and its
     ------------------------------
Subsidiaries which should, in accordance with generally accepted accounting principles consistently applied, be classified as liabilities on the consolidated balance sheet of the Company and its Subsidiaries, but including, in any event, all Indebtedness of the Company and its Subsidiaries.

     ERISA.  The Employee Retirement Income Security Act of 1974, as amended
     -----
from time to time.

     Event of Default.  The meaning set forth in Section VII of this Agreement.
     ----------------

     Federal Funds Effective Rate.  For any date, a fluctuating interest rate
     ----------------------------
per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such date (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

     Guarantees.  As to any Person, all guarantees, endorsements  or other
     ----------
contingent or surety obligations with respect to Indebtedness of others whether or not reflected on the balance sheets of such Person, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies, services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing for the purpose of payment of Indebtedness of any other Person.

     Indebtedness.  All obligations (i) for borrowed money or other extensions
     ------------
of credit, whether or not secured; (ii) representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, whether or not secured; (iii) evidenced by bonds, notes, debentures or other similar instruments; (iv) secured by any mortgage, pledge, security interest or other lien on property owned or acquired whether or not the obligations secured thereby shall have been assumed;
(v) as lessee under capital leases (but excluding in any event obligations as lessee under operating leases); (vi) under Guarantees; or (vii) which are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired.

          Interest Period.  With respect to each Libor Loan, the period
          ---------------
commencing on the date of such Libor Loan and ending one, two, three, or six months thereafter, as the Company may elect in the applicable Notice of Borrowing,

     provided that:
     --------

           (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Libor Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period applicable to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

          (iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and

          (iv) no Interest Period applicable to a Libor Loan shall have a duration of less than one month and if any Interest Period applicable to such Loans would be for a shorter period, such Interest Period shall not be available hereunder.

     Investment.  As applied to the Company and its Subsidiaries, the purchase
     ----------
or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

     Leases.  The leases to which the Company is a party, which leases are
     ------
identified on Exhibit 1.1(b) hereto.
              --------------

     Libor Loan.  A Loan bearing interest at the Adjusted Libor Rate.
     ----------

     Loan or Loans.  Individually, a Loan and collectively, the Loans made to
     ----    -----
the Company by the Bank pursuant to Section II of this Agreement.

     Loan Documents.  This Agreement, the  Note and any other documents
     --------------
evidencing or otherwise given in connection with this Agreement.

     Note.  A promissory note of the Company, substantially in the form of
     ----
Exhibit 1.1(a) hereto, evidencing the obligation of the Company to repay the Loans.

     Obligations.  All loans, advances, debts, liabilities, obligations and
     -----------
duties owing by the Company to the Bank of every nature, kind and description now existing or hereafter arising, and all obligations hereunder, and all extensions, substitutions, and renewals thereof, all covenants, representations and warranties of the Company contained herein and without limitation, all interest, fees, charges, expenses and reasonable attorneys' fees incurred by the Bank in connection with this Agreement and the Notes.

     Operating Cash Flow.  The total of (a) earnings from continuing
     -------------------
operations before taxes, interest and distributions for the applicable period, excluding any nonrecurring or extraordinary items, minus (b) taxes paid for such
                                                   -----
period, minus (c) capital expenditures made during such period, plus (d)
        -----                                                   ----
depreciation and amortization expenses for such period.

     Permitted Liens.  The meaning set forth in Section 6.3 of this Agreement.
     ---------------

     Person.  A corporation, association, partnership, trust, organization,
     ------
business, individual or government or governmental agency or political subdivision thereof.

     Plan.  An employee pension benefit plan which is covered by Title IV of
     ----
ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any Affiliate for employees of the Company or any Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     Qualified Investments.  As applied to the Company and its Subsidiaries,
     ---------------------
investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, or their successors, and (iv) any repurchase agreement secured by any one or more of the foregoing.

     Real Property.  The real property with improvements thereon owned by the
     -------------
Company described on Exhibit 1.1(c) attached hereto, known and numbered as 500
                     --------------
Arsenal Street, Watertown, Massachusetts 02172.

     Subsidiary.  Any Person of which the Company or any other Subsidiary, or
     ----------
the Company and one or more Subsidiaries, owns or controls, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions.

     Termination Date.  December 31, 1998, or such earlier date on which the
     ----------------
Bank's Commitment to make Loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

     Total Debt Service.  The total scheduled amount of principal and
     ------------------
interest payable on Indebtedness for the applicable period.


                                   SECTION II

     DESCRIPTION OF REVOLVING LINE OF CREDIT AND TERM LOAN
     -----------------------------------------------------

     2.1  Loans.  Subject to the terms and conditions of this Agreement, the
          -----
Bank agrees to make Loans to the Company from time to time until the Termination Date in such amounts as may be requested by the Company, provided that the
                                                         --------
aggregate outstanding principal amount of all the Loans shall not exceed at any time the Commitment Amount, and provided further that each Loan shall be in
                                ----------------
integral multiples of $50,000. Until the Termination Date, the Company may use the revolving line of credit by borrowing and prepaying the Loans in whole or in part and reborrowing, all in accordance with the terms and conditions of this Agreement. On the Termination Date, (i) all Loans outstanding on such date shall be due and payable in accordance with Sections 2.4 and 2.5 of this Agreement, (ii) the Bank's commitment to make Loans shall immediately terminate, and (iii) the Bank shall deliver to the Company the Note marked "canceled".

     2.2  Notice and Method of Borrowing.
          ------------------------------

     (a) Whenever the Company desires to obtain a Base Rate Loan hereunder, the Company shall notify the Bank by telex, telegraph or telephone, received by the Bank no later than 11:00 a.m. (Boston, Massachusetts time) on the Business Day preceding the Business Day on which such requested Loan is to be made, specifying (a) the date of such

Loan, which shall be a Business Day, and (b) the aggregate amount of such Loan. Notwithstanding the foregoing, in the event that the Company desires to obtain a Libor Loan, the Company shall notify the Bank as aforesaid on the date three Business Days before the day on which the requested Libor Loan is to be made. Such notice shall specify (x) the effective date and amount of each Libor Loan, subject to the limitations set forth herein, (y) the interest rate option to be applicable thereto, and (z) the duration of the applicable Interest Period (subject to the restrictions described herein). If requested by the Bank, each such notification shall be immediately followed by a written confirmation thereof substantially in the form of Exhibit 2.2 hereto, provided, that if the
                                     -----------         --------
written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall govern absent manifest error.

     (b) Not later than 2:00 p.m. (Boston, Massachusetts time) on the date specified by the Company for such Loan, the Bank shall make available to the Company the amount of such Loan by crediting the aggregate amount of such Loan to the general deposit account of the Company maintained with the Bank.

     2.3  The Note.  The Loans shall be evidenced by the Note, payable to
          --------
the order of the Bank on the Termination Date. The Note shall be dated on or before the date of the first Loan, shall show the Commitment Amount as the maximum principal amount thereof and shall have the blanks therein appropriately completed.

     2.4  Interest Rate and Payments of Interest.
          --------------------------------------

     (a) Each of the Base Rate Loans shall bear interest on the outstanding principal amount thereof, at a rate per annum equal to the Base Rate. All such interest shall be payable quarterly in arrears on the last Business Day of each, March, June, September and December, commencing on the first of such dates to occur after the date of this Agreement, and when any of such Loans are due (whether at maturity, by reason of acceleration, or otherwise). Each Libor Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Adjusted Libor Rate plus one and one half percent (1.5%). Such interest shall be payable for such Interest Period on the last day thereof and when such Libor Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (b) The interest rate applicable to Base Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Base Rate. Overdue principal and, to the extent permitted by law, overdue interest and fees shall bear interest each day until paid at a rate per annum equal to the Base Rate plus four percent (4%), payable on demand. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time. All computations of interest and fees made or called for hereunder shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     2.5  Payment of Principal. The principal amount of all Loans then
          --------------------
outstanding shall be paid in one installment payable on The Termination Date together with all accrued interest thereon.

     2.6  Commitment Fee.  The Company shall pay to the Bank for the period
          --------------
beginning on the date of this Agreement and ending on the Termination Date a commitment fee computed at the rate of three eighths of one percent (3/8%) per annum on the unborrowed portion of the Commitment Amount from time to time in effect during each quarter or portion thereof. Payment of the Commitment Fee shall be made quarterly in arrears on the same day as payments of interest described in Section 2.4(a).

     2.7   Prepayment.  The Company shall have the right to prepay in full the
           ----------
Loans at any time, or in part from time to time, without penalty or premium but with interest accrued thereon. Notwithstanding the foregoing, the Company may not voluntarily prepay any Libor Loan and the Company shall pay to the Bank any losses, costs and damages with respect to any such prepayment, including, without limitation, any lost profits, including as a result of acceleration of any such Libor Loan.

     2.8  Reduction of Revolving Line of Credit.  The Company may, upon 30
          -------------------------------------
Business Days' prior written notice to the Bank, at any time permanently reduce in multiples of $50,000 the Commitment Amount. No reduction of the Commitment Amount shall be subject to reinstatement.

     2.9   Holiday Payments. If any payment to be made by the Company hereunder
           ----------------
shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

     2.10  Method of Payment.  All payments and prepayments of principal and all
           -----------------
payments of interest and fees shall be made by the Company to the Bank at its address specified in Section 8.4, in immediately available funds, on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments.

     2.11 Capital Adequacy.  If the Bank shall have determined that (i) the
          ----------------
adoption, whether before or after the date hereof, of risk-based capital guidelines based upon the risk-based capital standards announced jointly by the United States federal bank regulatory authorities in conjunction with bank regulatory authorities of other industrialized nations on July 15, 1988 or (ii) the adoption after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive after the date hereof of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of its commitment to make Loans hereunder by any amount deemed by the Bank to be material:

          (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Company; and

          (ii) the Company shall pay to the Bank as an additional fee from time-to-time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction.

     A certificate of the Bank claiming compensation under this Section 2.11 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     2.12  Changed Circumstances.
           ---------------------

     (a)   In the event that:

          (i) on any date on which the Adjusted Libor Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that, by reason of changes affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate, or

          (ii) at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

                 (A) the making of a Libor Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London interbank eurodollar market or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation of administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                 (B) the Adjusted Libor Rate shall no longer represent the effective cost to the Bank for U.S. dollar deposits in the London interbank market for deposits in which it regularly participates;

then, and in any such event, the Bank shall forthwith so notify the Company thereof. Until the Bank notifies the Company that the circumstances giving rise to such notice no longer apply, the obligations of the Bank to allow selection by the Company of the type of loan affected by the contingencies described in this Section 2.12 (herein call "Affected Loans") shall be suspended. If at the
                                --------------
time the Bank so notifies the Company, the Company has previously given the Bank a Notice of Borrowing with respect to one or more Affected Loans by such Loans have not yet gone into effect, such notification shall be deemed to be void and the Company may borrow Loans of a non-affected type by giving a substitute Notice of Borrowing pursuant to the terms of this Agreement

     Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Company shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.12, and may borrow a Loan of another type in accordance with Section 2.1 hereof by giving a Notice of Borrowing pursuant to Section 2.2 hereof.

     (b) In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

           (i) subjects the Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Company or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

           (ii) impose, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Bank (other than such requirements as are already included in the determination of the Adjusted Libor Rate), or

           (iii) imposes upon the Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to any Loans, the Bank shall notify the Company thereof. The Company agrees to pay to the Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

                                  SECTION III

                             CONDITIONS OF LENDING
                             ---------------------


     3.1   Conditions Precedent to Initial Borrowing.  The obligation of the
           -----------------------------------------
Bank to make its initial Loan shall be subject to the condition precedent that the Bank shall have received in form and substance satisfactory to the Bank and its counsel, the following:

           (i)     executed copies of this Agreement and the Note;

           (ii) a certificate of the Secretary or other like officer of the Company containing copies of the Resolutions of the Board of Directors and/or stockholders of the Company, as appropriate, authorizing the execution, delivery, and performance of the Loan Documents, and the transactions contemplated herein and therein, and identifying the officers of the Company authorized to execute and deliver such documents on behalf of the Company and to make requests for Loans hereunder, which certificate shall be dated and delivered on the date of this Agreement substantially in the form of
           Exhibit 3.1(ii) hereto;
           --------------

           (iii) the articles of organization of the Company, together with all amendments and supplements thereto, filed in the office of the Secretary of The Commonwealth of Massachusetts, certified by such Secretary to be a true and correct copy thereof;

           (iv) the By-laws of the Company, together with all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Company to be a true and correct copy thereof;

           (v) a certificate of the Secretary of The Commonwealth of Massachusetts as to legal existence and good standing of the Company in such state and listing all documents on file in the office of such Secretary;

           (vi) a favorable opinion of Bingham, Dana & Gould, counsel for the Company, in form and substance satisfactory to counsel for the Bank, with respect to the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.12 of this Agreement, substantially in the form of Exhibit 3.1(vi) hereto;
                                                   ---------------

           (vii) certificates of reasonably recent date of the Secretary of The Commonwealth of Massachusetts and the applicable tax authority of Massachusetts and the Secretaries of State and the applicable tax authorities of each other state in which the Company is qualified to do business as a foreign corporation, or other evidence satisfactory to the Bank, evidencing the legal existence of the Company and certifying that the Company is in good standing in each such jurisdiction, which certificates shall be delivered on or before the date of this Agreement; and

           (viii) such other documents as the Bank may reasonably request in order to effect fully the purposes of this Agreement.


     3.2  Conditions Precedent to All Loans.  The obligation of the Bank to make
          ---------------------------------
each Loan, including the initial Loan, is further subject to the conditions precedent that:

          (i) the Bank shall have received a request for borrowing in accordance with Section 2.2 of this Agreement;

          (ii) the representations and warranties contained in Section IV and the covenants contained in Section V and VI of this Agreement shall be true and accurate in all material respects, or the Company shall be in compliance therewith, as the case may be, on and as of the date of each such Loan as though made on and as of such date (except to the extent that such representations and warranties relate to an earlier date); no Event of Default shall have occurred and no condition shall exist which would constitute such an Event of Default but for the requirement that notice be given or time elapse, or both;

          (iii) the corporate actions of the Company referred to in Section 3.1(ii) of this Agreement shall remain in full force and effect; and

          (iv) there shall have occurred no material adverse change in the assets, liabilities, financial condition, business or prospects of the Company or any of its Subsidiaries other than changes in the ordinary course of business.

     The request for each Loan shall be deemed to be a representation and warranty by the Company on the date of such request as to the accuracy of the facts referred to in subsections (ii), (iii) and (iv) of this Section 3.2.

                                   SECTION IV

                    COMPANY'S REPRESENTATIONS AND WARRANTIES
                    ----------------------------------------

     The Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until payment in full of all Obligations outstanding hereunder:

     4.1  Existence and Rights.  Each of the Company and its Subsidiaries is a
          --------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority, rights and franchises to own its properties and assets and to carry on its business as now conducted, and is duly qualified and in good standing as a foreign corporation in every other jurisdiction in which the failure to so qualify could have a material and adverse effect on the financial condition, business, or operation of the Company or any Subsidiary; and the Company has the corporate power and authority to enter into the Loan Documents and to borrow money as herein contemplated and to carry out the provisions of the Loan Documents.

     4.2  Subsidiaries.  As of the date of this Agreement, the Company has no
          ------------
Subsidiaries other than those described on Exhibit 4.2. In the event there shall
                                           -----------
exist after the date hereof any one or more Subsidiaries of the Company, the Company or a Subsidiary of the Company shall be the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary and all shares of such stock shall have been validly issued and fully paid and non-assessable, and no rights to subscribe to any additional shares shall have been granted, and no options, warrants or similar rights shall be outstanding.

     4.3  Loan Documents Authorized.  The execution, delivery, and performance
          -------------------------
of the Loan Documents have been duly authorized and do not require the consent, approval or authorization of or filing or registration with any governmental body or regulatory authority; and the Loan Documents are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     4.4  No Conflict.  The execution, delivery, and performance of the Loan
          -----------
Documents will not constitute a material breach or default under any agreement, indenture, undertaking, or other instrument to which the Company is a party or by which it or any of its property may be bound or affected and will not contravene or conflict in any material way with any law, regulation applicable to the Company or any writ, judgment, decree or order of any court or governmental body or regulatory agency applicable to the Company or any term or provision of its articles of incorporation or bylaws; and, other than in favor of the Bank, such execution, delivery, and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge, or encumbrance on, or security interest in, any of its property pursuant to the provisions of any of the foregoing.

     4.5  Litigation.  There are no actions, suits or proceedings pending or, to
          ----------
the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or its respective properties except those listed on Exhibit 4.5
                                                               -----------
hereto which, if determined adversely, would have a materially adverse effect on the financial condition, properties or operations of the Company and its Subsidiaries taken as a whole, and the Company and each Subsidiary is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     4.6  Financial Condition; Material Adverse Change.  The Company has
          --------------------------------------------
delivered to the Bank its balance sheet and related statements of operations, stockholders' equity and cash flows for the fiscal year of the Company ending December 31, 1994, and similar financial statements for the fiscal years ending December 31, 1993 and December 31, 1992 certified by Arthur Andersen & Co. Such statements and all other statements and data submitted in connection with the credit granted by this Agreement are true and correct, and said financial statements fairly present the financial condition of the Company as at the date thereof and have been prepared in accordance with generally accepted accounting principles consistently applied. The Company has also delivered to the Bank its balance sheet and related statements of operations for the fiscal quarter of the company ending on September 30, 1995, certified by management of the Company. Since December 31, 1994, there have been no changes in the assets or liabilities or financial condition of the Company other than changes in the ordinary course of business, and no such changes have been materially adverse changes. The Company has no knowledge of any liabilities, contingent or otherwise, not reflected in the December 31, 1994 financial statements, and the Company has not entered into any commitments or contracts which are not reflected in said financial statements, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations, or business as now conducted.

     4.7  Title to Assets.  Each of the Company and its Subsidiaries has good
          ---------------
and marketable title to the assets it purports to own, including, without limitation, the Real Estate and the assets shown on its balance sheet dated December 31, 1994 except assets disposed of in the ordinary course of its business, and, except as described in Exhibit 4.7 hereto, the same are not
                                      -----------
subject to any mortgages, deeds of trust, pledges, security interests or other encumbrances other than Permitted Liens.

     4.8  Tax and Renegotiation Status.  Each of the Company and its
          ----------------------------
Subsidiaries has filed all federal, state, and other tax returns required to be filed, and all taxes, assessments and other governmental charges have been paid.

     4.9  Trademarks and Patents.  The Company owns or possesses, or can obtain
          ----------------------
by payment of royalties in amounts which, in the aggregate, do not and will not materially adversely affect the financial condition or the prospects of the Company, all of the patents, trademarks, service marks, trade names, copyrights, proprietary rights, trade secrets, and licenses or rights to the foregoing, necessary for the Company's business as now conducted and as proposed to be conducted. To the best of the Company's knowledge, except as described in Exhibit 4.9, the business proposed to be conducted by the Company
             -----------
will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights of any other Person. The Company is not aware that any employee is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or would conflict with the Company's business as now conducted or as proposed to be conducted.

     4.10  ERISA.  The Company has not incurred any accumulated funding
           -----
deficiency within the meaning of ERISA, and has not incurred any liability to the Pension Benefit Guarantee Corporation in connection with any Plan or other class of benefit which the Pension Benefit Guaranty Corporation has elected to insure.

     4.11  Compliance with Law.  The Company has duly observed, conformed and
           -------------------
complied in all respects with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued.

     4.12  Other Regulations.  Neither the Company nor any of its Subsidiaries
           -----------------
is subject to any statute or regulation restricting the ability of the Company or any such Subsidiary to incur indebtedness or encumber its respective properties in the manner contemplated hereunder.

     4.13  Use of Proceeds.  No portion of any Loan is to be used for the
           ---------------
"purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Loan, the value of all "margin stock" of the Company will not exceed 25% of the value of the total assets of the Company that are subject to the restrictions set forth in Sections 6.3 and 6.9.

     4.14  Investment Company Act.  Neither the Company nor any of its
           ----------------------
Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.


                                   SECTION V

                        COMPANY'S AFFIRMATIVE COVENANTS
                        -------------------------------

     The Company covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of all amounts outstanding hereunder, the Company shall do and cause each of its Subsidiaries to do all of the following:

     5.1  Corporate Rights and Facilities.  (i) Maintain and preserve its
          -------------------------------
corporate existence and all rights, privileges, franchises, and other authority adequate for the conduct of its business; (ii) maintain its properties, equipment, and facilities in good order and repair; and (iii) conduct its business in an orderly manner without voluntary interruption.

     5.2  Insurance.  Maintain insurance with responsible insurance carriers
          ---------
against such risks and in such amounts as is customarily carried by similar businesses, including, without limitation, fire, public liability, property damage, workers' compensation, and interruption of business insurance.

     5.3  Taxes and Other Liabilities.  Pay and discharge, before the same
          ---------------------------
become delinquent and before penalties accrue thereon, all taxes, assessments, and governmental charges upon or against it or any of its properties, except that such taxes, assessments and governmental charges need not be discharged so long as the same are being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto in accordance with generally accepted accounting principles and no notice of tax lien has been filed or other action taken to perfect or foreclose any lien securing such tax, assessment or charge.

     5.4  Consolidated Tangible Net Worth.  Maintain at all times Consolidated
          -------------------------------
Tangible Net Worth of not less than (i) $36,020,000, plus (ii) 75% of consolidated net income of the Company and its Subsidiaries for each fiscal quarter of the Company and its Subsidiaries plus (iii) 100% of the net proceeds received by the Company from the sale of its equity securities after September 30, 1995.

     5.5  EBIAT.  Maintain a ratio of Operating Cash Flow to Total Debt Service
          -----
of not less than 2 to 1 as at the end of each quarter for the previous two fiscal quarters then ended.

     5.6  Consolidated Total Liabilities to Consolidated Tangible Net Worth.
          -----------------------------------------------------------------
Maintain at all times Consolidated Total Liabilities to Consolidated Tangible Net Worth of not greater than 1 to 1.

     5.7  Quick Ratio.  Maintain at all times Consolidated Quick Assets equal to
          -----------
or greater than 115% of Consolidated Current Liabilities.

     5.8  Records and Reports.  Maintain a system of accounting in accordance
          -------------------
with generally accepted accounting principles on a basis consistently applied, and furnish to the Bank:

          (i) as soon as available to the Company, but in any event within 45 days after the end of each of its fiscal quarters, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income for, the period then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

          (ii) as soon as available, and in any event within 120 days after the close of each fiscal year of the Company, a balance sheet, statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries on a consolidated basis, audited by Arthur Anderson & Co. or other certified public accountants satisfactory to the Bank, together with a copy of said certified public accountant's management letter and an unqualified opinion on such statements;

          (iii) concurrently with delivery of the documents provided for in Sections 5.8(i) and (ii) of this Agreement, a certificate of the chief financial officer of the Company in the form of Exhibit 5.8(iii)
                                                          ----------------
          hereto, stating that the Company has performed and observed each an every covenant contained in this Agreement to be performed by it and that no Event of Default has occurred and no condition then exists which would constitute such an Event of Default hereunder upon the giving of notice, the lapse of time, or both or, if any Event of Default has occurred or any such condition exists, specifying the nature thereof and the action which the Company proposes to take with respect thereto;

          (iv) promptly after the receipt thereof by the Company, copies of any audit reports submitted to the Company by independent accountants in connection with any interim audit of the accounts of the Company made by such accountants;

          (v) promptly after the same are available, copies of all proxy statements, financial statements, and reports as the Company shall send to its stockholders, and copies of all reports which the Company may file with the Securities and Exchange Commission or any successor thereto;

          (vi) promptly upon the completion of the sale or other disposition of any of the Real Property, notice thereof; and

          (vii) such other information relating to the affairs of the Company as the Bank reasonably may request from time to time.

     5.9  Inspection.  Upon request, permit the Bank or its designees at any
          ----------
reasonable time, for the purpose of ascertaining compliance with this Agreement to visit and inspect the properties of the Company and its Subsidiaries, to examine and make copies of and take abstracts from the books and records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their appropriate officers.

     5.10  Use of Loan Proceeds.  Use the proceeds of the Loans provided for
           --------------------
hereunder (i) to repay Obligations outstanding under the Promissory Note dated January 3, 1989 from the Company to the order of the Bank, (ii) for general working capital purposes and (iii) for advances to be made by the Company to its Subsidiaries for general working capital purposes, provided, however, that
                                                   --------
notwithstanding such advances described in this subsection (iii), the Company shall remain solely responsible for payment and performance of all Obligations hereunder.

     5.11  Notice of Certain Events.  Promptly, after the Company's discovery
           ------------------------
thereof, notify the Bank of the occurrence of (a) any Event of Default or of any condition which would become an Event of Default upon the giving of notice, the lapse of time, or both; or (b) any litigation which, if adversely determined, might have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.

     5.12  Bank Expenses.  Pay on demand all reasonable out-of-pocket costs and
           -------------
expenses of the Bank and all allocated costs of the in-house legal staff of the Bank, in connection with the preparation, administration, and enforcement of the Loan Documents, or any waiver or amendment of any provision thereof, including, without limitation, the reasonable attorneys' fees of outside counsel, and the amount of all such expenses shall, until paid, be an Obligation. The Company agrees to indemnify the Bank from and hold it harmless against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, and performance of this Agreement and the Note. The obligations of the Company under this Section 5.12 shall survive payment of any Loan and assignment of any rights hereunder.

     5.13 ERISA Compliance.  Comply with the minimum funding of ERISA
          ----------------
requirements with respect to any Plan and comply with the applicable provisions of ERISA and the regulations thereunder.

     5.14 Compliance with Law.  Duly observe, conform and comply in all respects
          -------------------
with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued.

     5.15 Further Assurances.  Execute and deliver such further instruments and
          ------------------
take such further action as may reasonably be requested by the Bank to effect the purposes of this Agreement.

                                   SECTION VI

                          COMPANY'S NEGATIVE COVENANTS
                          ----------------------------


     The Company covenants and agrees that so long as any credit hereunder shall be available and until payment in full of all amounts outstanding hereunder the Company shall not do, or permit any of its Subsidiaries to do, any of the following without the prior written consent of the Bank.

     6.1  Type of Business.  Make any substantial change in the present
          ----------------
character of its business.

     6.2  Indebtedness.  Create, incur, assume, or permit to exist any
          ------------
Indebtedness other than (i) Indebtedness created hereunder; (ii) Indebtedness outstanding on the date hereof as listed on Exhibit 6.2 hereto; (iii)
                                            -----------
Indebtedness for the purchase of specific items of equipment acquired after the date hereof which is secured by liens permitted under Section 6.3 of this Agreement; (iv) Indebtedness consisting of capital leases, so long as no Event of Default would result from the incurrence of such obligation; (v) trade credit obtained in the normal course of business; (vi) other Indebtedness to the Bank or any Affiliates of the Bank; (vii) other Indebtedness subordinated to the Obligations on terms approved by the Bank in writing; (viii) Indebtedness to and between the Company and any of its Subsidiaries; (ix) Indebtedness under lines of credit of Subsidiaries of the Company in an aggregate amount not to exceed $4,000,000 at any time; and (x) other short term unsecured Indebtedness of the Company in an aggregate amount not to exceed $1,000,000.

     6.3  Liens and Encumbrances.  Create, incur, assume, or permit to exit any
          ----------------------
mortgage, deed of trust, security interest (whether possessory or non-possessory) or other encumbrance of any kind (including, without limitation, the charge upon property purchased under conditional sale or other title retention agreement) upon or in any of its property or assets now owned or hereafter acquired by the Company or any of its Subsidiaries, or sell or transfer, either with or without recourse, any Accounts or notes receivable or any monies due or to become due, other than the following ("Permitted Liens"): (i) liens
                                          ---------------
outstanding on the date hereof, as listed on Exhibit 4.7 hereto; (ii) liens for
                                             -----------
taxes not delinquent or being contested in good faith and in appropriate proceedings, provided that no notice of lien shall have been filed or other
             --------
action taken to perfect or foreclose such lien; (iii) liens in connection with workers' compensation, unemployment insurance, or social security obligations;
(iv) mechanics', workmen's, materialmen's, landlords', carriers', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith; (v) liens on specific items of equipment purchased with Indebtedness permitted by
Section 6.2 (iii) of this Agreement which are given solely to secure the purchase price of such property and which do not extend to any other property and are given at the time of acquisition of the property or within three months thereafter; (vi) liens in favor of the Bank or any Affiliates of the Bank; and
(vii) liens of Subsidiaries of the Company encumbering their respective assets in amounts not exceeding the amounts of their respective lines of credit as described in Section 6.2(ix).

     6.4  Loans and Investments.  Make (i) loans in excess of $250,000
          ---------------------
outstanding at any time to any Person or $1,000,000 outstanding at any time in the aggregate except for loans and advances made by the Company to its Subsidiaries or (ii) or maintain any Investments other than (a) existing Investments in Subsidiaries and (b) Qualified Investments.

     6.5  Limitation on Guarantees.  Other than the Guarantees by the Company of
          ------------------------
certain obligations of its Subsidiaries pursuant to lines of credit as described in Section 6.2(ix), create, incur, assume or permit to exist any Guarantee in excess of $1,000,000 outstanding for the benefit of any one Person at any time or in excess of $1,500,000 outstanding at any time in the aggregate (which $1,500,000 shall not include the guarantees described in clauses (i) and (ii) above) other than endorsements, in the ordinary course of collection, of negotiable instruments.

     6.6  Acquisition or Sale of Business; Merger or Consolidation.  Purchase or
          --------------------------------------------------------
otherwise acquire the assets or business of any Person or other entity for consideration having an aggregate value in excess of 20% of the Company's Consolidated Tangible Net Worth during the term of this Agreement; merge or consolidate with any Person unless the Company is the surviving entity and no Event of Default or event which, with the giving of notice or the passage of time or both would be an Event of Default would exist after giving effect thereto; liquidate, dissolve, or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets, tangible or intangible, necessary for the continuance of its business as now conducted, including, without limitation, the selling of any property or other asset accompanied by the leasing back of the same. The Company will promptly notify the Bank of any proposed purchase, acquisition, merger or consolidation. The Bank's consent to any purchase, acquisition, merger or consolidation not otherwise permitted hereunder will not be unreasonably withheld.

     6.7  Regulations U and X. Use the proceeds of the Loans hereunder, directly
          -------------------
or indirectly, to purchase or carry any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or extend to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

     6.8  Sale of Assets.  Sell or permit any Subsidiaries to sell any assets
          --------------
the value of which will exceed 3% of the book value of all assets of the Company and its Subsidiaries at the end of the previous fiscal year.

                                  SECTION VII

                               EVENTS OF DEFAULT
                               -----------------

     The occurrence of any of the following Events of Default shall, immediately in the case of an Event of Default described in Sections 7.7 and 7.8, and at the option of the Bank in the case of any other Event of Default, terminate all obligations of the Bank to make any Loans hereunder and make all sums of principal and interest and fees then remaining unpaid on the Loans and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, all of which hereby are expressly waived:

     7.1  Failure to Pay Obligations.  The Company shall fail to pay (1) any
          --------------------------
amount of principal of any Loans when due, or (ii) any interest, fees or expenses due hereunder or under the Note within three Business Days of the due date therefor.

     7.2  Breach of Certain Covenants.  The Company shall fail to perform any
          ---------------------------
covenant contained in Sections 5.1 through 5.7, 5.10 and 5.11, or 6.1 through and including 6.8 of this Agreement.

     7.3  Breach of Other Covenants.  The Company shall fail to perform any
          -------------------------
term, covenant or condition contained in this Agreement or the Notes and such default shall continue for 30 calendar days.

     7.4  Breach of Related Agreements.  Any failure of the Company to perform
          ----------------------------
or observe any provision of any Loan Document, other than this Agreement within the period of grace, if any, provided therein.

     7.5  Breach of Representation or Warranty.  Any of the Company's
          ------------------------------------
representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date when made.

     7.6  Default in Other Agreements.  Default by the Company or any Subsidiary
          ---------------------------
(as principal or guarantor or other surety) in the payment of any obligation for borrowed monies or advances, or for the use of real or personal property, or default by the Company or any Subsidiary in the performance of any agreement evidencing or securing such borrowed monies or advances, or relating to such use of real or personal property, for such period of time as would have permitted the holder, or holders thereof or of any obligations issued thereunder, assuming the delivery of any required notices, to accelerate the maturity thereof, or would have constituted an event of default thereunder if such obligations exceed $1,000,000 in the aggregate.

     7.7  Involuntary Bankruptcy; Appointment of Receiver, etc.  An involuntary
          ----------------------------------------------------
petition shall be filed against the Company or any of its Subsidiaries under any applicable bankruptcy, insolvency or similar law now or hereafter in effect or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any such law, which decree or order is not stayed or dismissed within 45 days; or any other similar relief shall be granted under any applicable federal or state law and is not stayed or dismissed within 45 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of their property, shall have been entered and not stayed or dismissed within 45 days; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of their property shall have occurred which appointment remains in effect for 45 days; or a warrant of attachment, execution or similar process shall be issued against any substantial part of the property of the Company or any of its Subsidiaries which remains in effect for 45 days.

     7.8  Voluntary Bankruptcy; Appointment of Receiver, etc.  The Company or
          --------------------------------------------------
any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to such involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or the Company or any of its Subsidiaries shall fail or shall be unable or shall admit in writing its inability to pay its debts as such debts become due; or the board of directors of the Company or any of its Subsidiaries shall adopt any resolution or otherwise take action to approve any of the foregoing.

     7.9  Judgments or Attachments.  Any money judgment or judgments in the
          ------------------------
aggregate sum of $500,000 or more shall be rendered against the Company or any of its assets, or any writ or warrant of attachment, or similar process in the aggregate sum of $250,000 or more shall be entered or filed or levied against the Company, and shall not be discharged, released, stayed or bonded within a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder.

     7.10  Dissolution.  Any order, judgment or decree shall be entered against
           -----------
the Company or any Subsidiary decreeing the dissolution or division of such entity.

     7.11  Unfunded ERISA Liabilities.  Any Plan maintained by the Company or
           --------------------------
any of its Affiliates shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof the Company's liability or any such Affiliate's liability (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plans not covered by insurance exceeds the then current value of assets accumulated in such Plan.


                                  SECTION VIII

                                 MISCELLANEOUS
                                 -------------

     8.1  Survival of Warranties.  All agreements, representations, and
          ----------------------
warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     8.2  Failure or Indulgence Not Waiver.  No failure or delay on the part of
          --------------------------------
the Bank in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     8.3  Amendments, etc.  This Agreement may not be amended, waived, or
          ---------------
modified in any manner without the written consent of the Bank and the Company.

     8.4  Notices.  Except as otherwise expressly provided herein, any notice
          -------
herein required or permitted to be given shall be in writing and may be personally served or sent by telegram, telex, telecopy or registered or certified United States mail, and shall be deemed to have been given or made when transmitted by telex (with answerback received) or by telecopier, delivered to the telegraph office or personally delivered or three days after deposit in the United States mail, with postage prepaid and properly addressed to the intended recipient. For the purposes hereof, the addresses of the parties hereto shall be as follows:

     If to the Company:

                         GENERAL SCANNING INC.
                         Watertown, Massachusetts 02172

                         Attention:  Victor H. Wooley
                                     Chief Financial Officer

                         TELEPHONE:  (617) 924-1010
                         TELECOPY:   (617) 924-7327
                         TELEX:      443-01-05

                                     -24-
     If to the Bank:

                         THE FIRST NATIONAL BANK OF BOSTON
                         High Technology Division, 01-04-09
                         100 Federal Street
                         Boston, Massachusetts 02110

                         Attention: Melissa S. Forbes
                                    Vice President

                         TELEPHONE: (617) 434-9422
                         TELECOPY:  (617) 434-0819
                         TELEX:     4996527

     8.5  Severability.  In case any provision in this Agreement shall be
          ------------
invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.6  Applicable Law.  This Agreement, all documents provided for herein and
          --------------
the rights and obligations of the parties thereto shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts.

     8.7  Assignability.  This Agreement shall be binding upon the parties
          -------------
hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the successors and assigns of the Bank, except that without the prior written consent of the Bank, the Company may not assign any of its rights or obligations under this Agreement.

     8.8  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.9  Section Headings.  The various headings used in this Agreement are
          ----------------
inserted for convenience only and shall not affect the meaning or interpretations of this Agreement or any provision hereof.

     8.10  Right of Offset.  The Company hereby grants to the Bank, upon the
           ---------------
occurrence of any Event of Default and the expiration of any grace periods provided therefor, the right to set off, appropriate and apply any deposits, balances or other sums credited by or due from the Bank to the Company, against any and all Obligations of the Company to the Bank under this Agreement or the Note, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived).

     8.11  Waiver of Jury Trial.  Except as prohibited by law, neither the
           --------------------
Company nor the Bank, nor any assignee or successor of the Company or the Bank, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Agreement or any related document or agreement. Neither the Company nor the Bank will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this Section have been fully discussed by the parties hereto, and the provisions hereof shall be subject to no exceptions. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 8.11 will not be fully enforced in all instances.

     WITNESS the due execution hereof as an instrument under seal as of the date first above written.


ATTEST:                          GENERAL SCANNING INC.


_____________________________    By:  _____________________________________
         [SEAL]                  Title:  ___________________________________



                                 THE FIRST NATIONAL BANK OF BOSTON


                                 By:  _____________________________________
                                 Title:  ___________________________________